Exhibit 99.1

CONTACTS
For: Todd Jensen (212) 415-6500	FOR IMMEDIATE RELEASE
American Realty Capital
tjensen@arlcap.com

From: Tony DeFazio (484) 532-7783
DeFazio Communications, LLC
tony@defaziocommunications.com

American Realty Capital Healthcare Trust, Inc. Breaks Escrow in Connection with its IPO, Declares its Distribution

New York, NY, May 13, 2011 - American Realty Capital Healthcare Trust, Inc., (“ARC Healthcare” or the “Company”) announced today that it has raised proceeds sufficient to break escrow in connection with its best efforts, initial public offering. ARC Healthcare received and accepted aggregate subscriptions in excess of the minimum of $2 million in shares and issued 212,526 shares of common stock to its initial investors who were admitted as stockholders.

The Company also announced that its board of directors has declared an annualized distribution rate equal to 6.60% based on the common share price of $10.00. The distributions will be payable monthly commencing the earlier of 30 days following the Company’s initial property acquisition or July 31, 2011, to stockholders of record at the close of business each day during the prior month.

The Company intends to use the proceeds from this continuous offering to acquire high quality, income-producing healthcare facilities and expects to announce shortly its first several acquisitions.

 “We are proud to add ARC Healthcare to our suite of investment solutions sold by Realty Capital Securities,” offered Nicholas S. Schorsch, Chairman and CEO of American Realty Capital, the sponsor of the Company and an affiliate of RCS.  “Moreover, we are pleased to have been joined by Todd Jensen, our chief investment officer for ARC Healthcare.  Todd and Steve Leathers, his head of acquisitions, together with the ARC team have a track record collectively in the healthcare space of having acquired, managed and financed close to $2 billion of healthcare real estate.  Recall also, that RCS has considerable experience with healthcare REITs, having raised $1.2 billion for Healthcare Trust of America, and closed that capital raise in February of this year.”

“I am delighted to be part of the ARC family, and very much look forward to using my acquisition and development experience to build our healthcare REIT property portfolio.  We are seeing attractive buying opportunities in the industry indicated by our pipeline and are greatly encouraged with our ability to purchase assets at very competitive prices,” observed Todd Jensen.

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150,000,000 shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1,500,000,000.  The Company intends to use the proceeds from the offering to acquire income-producing, medical facilities located throughout the United States.  The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, Member FINRA, SIPC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel:1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis.  These are speculative securities and as such involve a high degree of risk.  There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager.  There is no assurance that the value of the real estate will be sufficient to return any portion of investors' original capital.  Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.